GloTech Industries Executes Marketing and Distribution Agreement With 15, Inc. Thursday September 25, 8:30 am ET

Agreement Creates Partnership Between GloTech and NCAA Final Four Hero Jeff Sheppard GAINESVILLE, Fla. and LOUISVILLE, Ky., Sept. 25 /PRNewswire-FirstCall/ -- GloTech Industries, Inc. (OTC Bulletin Board: GTHI - News) www.glowbike.com, today announced that it has entered into an agreement with 15, Inc. and distribution of the Company's GlowHat(TM) and GlowLogo(TM) products. The agreement is intended to rapidly introduce products bearing the logo's of university athletic programs illuminated by GloTech's electroluminescent (EL) technology.

15, Inc. is a Kentucky based sports product distributor founded by former University of Kentucky basketball star Jeff Sheppard. 15, Inc. currently distributes sports apparel and novelty products to numerous retailers including seventy-five Wal-Mart locations and over two thousand convenient stores. Mr. Sheppard played on two University of Kentucky championship basketball teams, one coached by Rick Pitino and the other coached by Tubby Smith, and was named the most outstanding player of the 1998 NCAA Tournament. For more information about 15, Inc. and Jeff Sheppard please visit their website at www.15inc.com.

"Our goal is to aggressively leverage our existing wholesale distribution channels to capitalize on the uniqueness of GloTech's electroluminescent products in the billion dollar sports apparel and novelty market. We intend to quickly begin introducing the products regionally in conjunction with upcoming University of Kentucky and University of Louisville athletic events," commented Jeff Sheppard, President of 15, Inc. "Using the same disciplines involved in building a championship basketball team, we intend to build a successful, long-term partnership with GloTech and plan to follow this initial rollout by introducing the products in select markets throughout the United States."

"We are extremely pleased to welcome 15, Inc. and Jeff Sheppard as our newest marketing partner," stated Heinz Fraunhoffer, CEO of GloTech Industries. "It's exciting to see our core products being introduced to new and growing markets. GlowHats(TM) and GlowLogos(TM) are indicative of the versatility of our products and our intent to rapidly commercialize EL technology."

"We anticipate that the Kentucky rollout will be the beginning of a broad and successful entry of GloTech products into the sports apparel and novelty market," stated George Harman, Chairman of GloTech Industries. "Initial reaction to the GlowHat(TM) and GlowLogos(TM) from sports fans has been overwhelmingly positive and, through our new relationship with 15, Inc., we plan to rapidly build momentum for our sports marketing program by offering team specific EL logos and hats designed to appeal to sports fans at major universities around the country."

GloTech Industries is a technology-based company, headquartered in Gainesville, Florida, which develops, manufactures, and markets proprietary products, including GlowBike(TM), GlowVest(TM), GlowLogos(TM), GlowHat(TM) and the Wedge(TM), based on patent-pending electroluminescent (EL) technology developed at the University of Florida. The Company's products are directed to the vehicle safety, safety apparel and sports apparel and novelty markets. Corporate and institutional shareholders include FullCircle Registry, Inc. (OTC Bulletin
Board:  FLCR  -  News)  and  The  University  of  Florida  Research  Foundation.

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to market acceptance of products and technologies. The Company's ability to continue to secure sources of financing and other factors as described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.